Exhibit 16.1
April 28, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549
Commissioners:
We have read the statements made by Global Employment Holdings, Inc. (formerly “R&R Acquisition I, Inc.”) in the section “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.” included in Form S-1 dated April 28, 2006 filed on April 28, 2006. We agree with the statements concerning our Firm in such Form S-1. We are not in a position to agree or disagree with other statements of Global Employment Holdings, Inc. (formerly “R&R Acquisition I, Inc.”) contained therein.
Very truly yours,
/s/ Marcum & Kliegman LLP